Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hyster-Yale, Inc. (f/k/a Hyster-Yale Materials Handling, Inc.) 2020 Long-Term Equity Incentive Plan (Amended and Restated Effective May 8, 2024) of our reports dated February 27, 2024, with respect to the consolidated financial statements of Hyster-Yale Materials Handling, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Hyster-Yale Materials Handling, Inc. and subsidiaries (now named Hyster-Yale, Inc. effective May 31, 2024), included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
August 6, 2024